Exhibit 99.2

International Pharmaceuticals, Mead Johnson Nutritionals and Related Healthcare Net Sales and Months on Hand Information for Key Products as of March 31, 2005

The following table sets forth for each of the Company’s key products sold by the reporting segments listed below, the net sales of the applicable product for the three months ended March 31, 2005 and the estimated number of months on hand of the applicable product in the direct customer distribution channel for the reporting segment as of March 31, 2005. The estimates of months on hand for key products described below for the International Pharmaceuticals reporting segment are based on data collected for all of the Company’s significant business units outside of the United States. Also described further below is information on non-key product(s) where the amount of inventory on hand at direct customers is more than a de minimis amount. For the other reporting segments, estimates are based on data collected for the United States and all significant business units outside of the United States. Corresponding information relating to key products sold by the U.S. Pharmaceuticals business appears in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2005.

		Three Months Ended March 31, 2005
Reporting Segment	Product	Net Sales	Months on Hand
		(in millions)
INTERNATIONAL PHARMACEUTICALS
	ABILIFY	$27	0.6
	AVAPRO*/AVALIDE*	94	0.4
	CAPOTEN	42	0.8
	EFFERALGAN	88	0.9
	MAXIPIME	46	0.7
	MONOPRIL	56	0.6
	PLAVIX*	141	0.7
	PRAVACHOL	262	0.7
	REYATAZ	57	0.6
	SUSTIVA	70	0.5
	TAXOL	201	0.5
	VIDEX	39	0.8
	ZERIT	33	0.6
MEAD JOHNSON NUTRITIONALS
	ENFAMIL	235	0.9
	NUTRAMIGEN	44	1.0
RELATED HEALTHCARE
CONVATEC
	OSTOMY	127	0.9
	WOUNDCARE	97	0.8
MEDICAL IMAGING
	CARDIOLITE	102	0.7
CONSUMER PRODUCTS
	EXCEDRIN	39	1.6

*	Indicates brand names of products, which are registered trademarks not owned by the company or its subsidiaries.

The above months on hand information represents the Company’s estimates of aggregate product level inventory on hand at direct customers as of March 31, 2005 divided by the expected demand for the applicable product. Expected demand is the estimated ultimate patient/consumer demand calculated based on estimated end-user consumption or direct customer outmovement data over the most recent thirty-one day period or other reasonable period. Factors that may affect the Company’s estimates include generic competition, seasonality of products, direct customer purchases in light of price increases, new product launches, new warehouse openings by direct customers, new customer stockings by direct customers and expected direct customer purchases for governmental bidding situations.

The Company relies on a variety of methods to calculate months on hand for these reporting segments. Where available, the Company relies on information provided by third parties to determine estimates of aggregate product level inventory on hand at direct customers and expected demand. For the reporting segments listed above, however, the Company has limited information on direct customer product level inventory, end-user consumption and direct customer outmovement data. Further, the quality of third party information, where available, varies widely. In some circumstances, such as the case with new products or seasonal products, such historical end-user consumption or outmovement information may not be available or applicable. In such cases, the Company uses estimated prospective demand. In cases where direct customer product level inventory, ultimate patient/consumer demand or outmovement data do not exist or are otherwise not available, the company has developed a variety of other methodologies to calculate estimates of such data, including using such factors as historical sales made to direct customers and third party market research data related to prescription trends and end-user demand.

As of March 31, 2005, Dafalgan, a non-key analgesic product sold principally in Europe, had net sales of $40 million and approximately 1.3 months of inventory on hand at direct customers. The level of inventory on hand is due primarily to private pharmacists purchasing Dafalgan approximately once every eight weeks.

As of March 31, 2005, Excedrin, an analgesic product sold principally in the U.S., had approximately 1.6 months of inventory on hand at direct customers. The level of inventory on hand is due to the customary practice of direct customers to hold within their warehouses and stores one and one-half to two months of product on hand.